Exhibit 99.1
Contact:
Michael W. Shelton, EVP and Chief Financial Officer
336-369-0900
NewBridge Bancorp Notified of Preliminary Approval to Receive
Approximately $52 Million Under U.S. Treasury’s Capital Purchase Program
GREENSBORO, N.C., November 25, 2008 — NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank, today reported that it has received preliminary approval of its application for approximately $52 million under the U.S. Department of the Treasury’s Capital Purchase Program (“CPP”).
Pursuant to the preliminary approval, the U.S. Department of the Treasury will purchase approximately 52,000 shares of NewBridge senior preferred stock with a liquidation preference of $1,000 per share, and will receive warrants to purchase NewBridge common stock having an aggregate market price (calculated on a 20-trading day trailing average) of approximately $7.8 million, or 15% of the senior preferred stock investment.
The transaction, which is subject to certain standard conditions and the execution of definitive agreements, is expected to be completed during the fourth quarter of 2008. A summary of the CPP and the pro forma agreements, which more fully describe the terms and conditions of the senior preferred stock and warrants to be issued by NewBridge, can be found on the U.S. Department of the Treasury’s website at: http://www.ustreas.gov/initiatives/eesa.
Although NewBridge met or exceeded the regulatory requirements to be classified as a “well capitalized” institution as of September 30, 2008, the CPP investment will boost the Company’s capital ratios. As of September 30, 2008, the Company’s leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 7.78%, 8.91%, and 10.18%, respectively. On a pro forma basis including the CPP funds, those respective ratios would increase to approximately 10.38%, 11.89%, and 13.16% as of the same date.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge, commented: “We are pleased to be selected as a recipient of the CPP funds. The Treasury Department has indicated they intend to direct these funds to institutions they believe will survive, and that vote of confidence is a particularly positive message given the extent of the recent economic weakness. The additional capital will better enable us to maintain “well capitalized” status from a regulatory standpoint, while allowing us to continue our growth strategy.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full-service, state-chartered community bank with headquarters in Greensboro, North Carolina. The Company has a long and established record in the financial services industry. NewBridge Bank’s predecessors, FNB Southeast and Lexington State Bank, have served the banking needs of their communities since 1910 and 1949, respectively. NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2 billion, and based on deposit market share is the largest community bank in the Piedmont Triad of North Carolina. NewBridge Bank has 37 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA.
The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports of Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
####